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                                                               EXHIBIT 99.(h)(9)

                                                     August 25, 2003


Mr. W. Robert Alexander
Chairman
Financial Investors Trust
1625 Broadway, Suite 2200
Denver, Colorado  80202

     Re:  Financial Investors Trust (the "Trust")
          ---------------------------------------

Dear Mr. Alexander:

This letter confirms ALPS Mutual Funds Services, Inc.'s ("ALPS") agreement with the Trust to reimburse Fund expenses and/or waive a portion of its administration fee that it is entitled to receive from the Trust so that the net annual fund operating expenses of each Fund set forth below of the Trust do not exceed the amounts set forth below for the fiscal year ending April 30, 2004:

         U.S. Treasury Money Market Fund                          .33%
         U.S. Government Money Market Fund, Class I               .20%
         U.S. Government Money Market Fund, Class II              .45%
         Prime Money Market Fund, Class I                         .20%

ALPS acknowledges that it will not be entitled to collect on or make a claim for reimbursed and/or waived fees at any time in the future. ALPS further agrees that such expense reimbursements and/or fee waivers for the aforementioned Funds were effective as of May 1, 2003, and shall continue at least through the end of the fiscal year ending April 30, 2004.

ALPS MUTUAL FUNDS SERVICES, INC.

By:   /s/ Jeremy O. May
    -------------------------------------
Name:   Jeremy O. May
Title:  Senior Vice President

Your signature below acknowledges
acceptance of this Letter Agreement:

FINANCIAL INVESTORS TRUST

By:   /s/ Traci A. Thelen
    -------------------------------------
Name:   Traci A. Thelen
Title:  Secretary